Exhibit 10.3

Terms and Conditions Related to Employee Performance Stock Options

Recipient:	Gregory Q. Brown	Date of Expiration:

Commerce ID#:		Target Option Award:

Date of Grant:		Exercise Price:

Motorola Solutions, Inc. (“Motorola Solutions” or the “Company”) is pleased to grant you the opportunity to earn options to purchase shares of Motorola Solutions common stock (“Common Stock”) under the Motorola Solutions Omnibus Incentive Plan of 2006, as amended (the “Plan”). The target number of options (“Options”) awarded to you and the Exercise Price per Option, which is the Fair Market Value on the Date of Grant, are stated above, subject to the vesting conditions in this agreement. Each Option entitles you to purchase one share of Common Stock on the terms described below and in the Plan. Reference is made to the employment agreement (“Employment Agreement”) by and between Gregory Q. Brown and Motorola, Inc. dated as of the 27th day of August, 2008, as amended from time to time.

Vesting Schedule

The Options shall be earned and vest on the third anniversary of the Date of Grant (the “Vesting Date”), if at all, based on the Company’s performance from January 1, [beginning year of performance period] until December 31, [final year of performance period] (the “Performance Period”), to the extent provided in the following schedule:

(A) Options to Vest	(B) Vesting Date	(C) Payout Factor	(D) Number of Options Earned

100% of Target Option Award	3rd Anniversary of Date of Grant	See Appendix A for Payout Factor	Target Option Award (Column A) times Payout Factor (Column C)

Vesting and Exercisability

You cannot exercise the Options until they have vested.

Regular Vesting – The Options will vest in accordance with the schedule set forth in Appendix A (subject to the other terms hereof).

Special Vesting – You may be subject to the Special Vesting Dates described below if your employment or service with Motorola Solutions or a Subsidiary terminates prior to the Vesting Date.

Exercisability – In general, you may exercise Options at any time after they vest and before they expire as described below. The Employment Agreement contains additional terms regarding the exercisability of your Options under certain circumstances.

Special Vesting Dates and Special Expiration Dates

Change in Employment in Connection with a Divestiture – If, prior to the Vesting Date, you accept employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Solutions or a Subsidiary, or if you remain employed by a Subsidiary that is sold (a “Divestiture”), then your Options will vest on a pro rata basis on the Vesting Date, provided that you have been continuously employed by the Company for at least two years following the beginning of the Performance Period, in an amount equal to (a) the Target Option Award (Column A) times (b) a fraction, the numerator of which is the number of completed full months of service by the Grantee from the beginning of the Performance Period to the date employment is terminated due to the Divestiture and the denominator of which is 36, times (c) the Payout Factor (Column C) as calculated on the Vesting Date. These vested Options will expire on the earlier of (i) 90 days after the Vesting Date or (ii) the Date of Expiration stated above.

Retirement – If your employment terminates due to your Retirement (as defined below), then your Options will vest on a pro rata basis on the Vesting Date in an amount equal to (a) the Target Option Award (Column A) times (b) a fraction, the numerator of which is the number of completed full months of service by the Grantee from the beginning of the Performance Period to the date of your Retirement and the denominator of which is 36, times (c) the Payout Factor (Column C) as calculated on the Vesting Date. These vested Options will expire on the earlier of (i) 90 days after the Vesting Date or (ii) the Date of Expiration stated above.

Expiration

All Options expire on the earlier of (1) the Date of Expiration as stated above or (2) such earlier date provided for under the terms of the Employment Agreement. Once an Option expires, you no longer have the right to exercise it.

Employment Agreement

In addition to the special vesting dates set forth above, the vesting, exercisability and forfeiture of your Options will be subject to the terms of Section 5 of the Employment Agreement.

Leave of Absence/Temporary Layoff

If you take a Leave of Absence from Motorola Solutions or a Subsidiary that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and which does not constitute a termination of employment as determined by Motorola Solutions or a Subsidiary or you are placed on Temporary Layoff (as defined below) by Motorola Solutions or a Subsidiary the following will apply:

Vesting of Options – Options will continue to vest in accordance with the vesting schedule set forth above.

Exercising Options – You may exercise Options that are vested or that vest during the Leave of Absence or Temporary Layoff.

Effect of Termination of Employment or Service – If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined in accordance with Section 5 of the Employment Agreement.

Other Terms

Method of Exercising – You must follow the procedures for exercising options established by Motorola Solutions from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola Solutions or a Subsidiary in connection with the exercise.

Transferability – Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.

Tax Withholding – Motorola Solutions or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of Common Stock deliverable in connection with the exercise of the Options. You may satisfy any minimum withholding obligation and additional withholding, if desired, by electing to have the plan administrator retain Option shares having a Fair Market Value on the date of exercise equal to the amount of the withholding obligation.

Definition of Terms

If a term is used but not defined, it has the meaning given such term in the Plan.

“Fair Market Value” is the closing price for a share of Common Stock on the Date of Grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal at www.online.wsj.com.

“Retirement” means your voluntary termination of employment prior to the Vesting Date and (A) at or after age 55 with at least 10 years of service, (B) at or after age 60 with at least 5 years of service, or (C) at or after age 65.

“Subsidiary” means an entity of which Motorola Solutions owns directly or indirectly at least 50% and that Motorola Solutions consolidates for financial reporting purposes.

“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.

Consent to Transfer Personal Data

By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola Solutions, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola Solutions, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola Solutions and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola Solutions and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Solutions in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola Solutions; however, withdrawing your consent may affect your ability to participate in the Plan.

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights

You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola Solutions or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola Solutions, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.

No Relation to Other Benefits/Termination Indemnities

Your acceptance of this award and participation under the Plan is voluntary. The value of your stock option awarded herein is an extraordinary item of compensation. Except as provided in the Employment Agreement, the stock option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

Substitute Stock Appreciation Right

Subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, Motorola Solutions reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares of Common Stock as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in shares of Common Stock.

Acceptance of Terms and Conditions

By accepting the Options, you agree to be bound by these terms and conditions, the Plan and the Stock Option Consideration Agreement.

Other Information about Your Options and the Plan

You can find other information about options and the Plan on the Motorola Solutions website http://                                        . If you do not have access to the website, please contact Motorola Solutions Global Rewards, 1303 E. Algonquin Road, Schaumburg, IL 60196 USA;                     ; 847-576-7885; for an order form to request Plan documents.

APPENDIX A

<< Payout Factor >>